UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 28, 2009

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA	M9C 5K1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously announced in Nortel Networks Corporation’s (NNC) January 14, 2009 press release and related Form 8-K filing, NNC’s principal operating subsidiary Nortel Networks Limited (NNL) entered into an agreement with Export Development Canada (EDC) (Short-Term Support Agreement) to permit continued access by NNL to the support facility with Export Development Canada (EDC Support Facility), for an interim period to February 13, 2009, for up to $30 million of support based on its then-estimated requirements over the period. Through a series of amendments, this interim period was extended to July 30, 2009. On June 18, 2009, NNL and EDC entered into a further amendment to the Short-Term Support Agreement and a cash collateral agreement (Cash Collateral Agreement). Pursuant to the Short-Term Support Agreement, as amended, continued access by NNL to the EDC Support Facility is in the sole discretion of EDC. NNL has provided cash collateral of $6.5 million for all outstanding post-petition support in accordance with the terms of the Cash Collateral Agreement, and following the provision of such cash collateral, the charge that was previously granted by the Ontario Superior Court of Justice (Canadian Court) over certain assets in favor of EDC is no longer in force or effect. On July 28, 2009, NNL entered into a further amendment with EDC to permit continued access by NNL to the EDC Support Facility up to October 30, 2009 for up to an aggregate maximum of $30 million of support.

Item 8.01 Other Events.

On July 28, 2009, NNC announced that at a joint hearing it, NNL, and certain of its other subsidiaries including Nortel Networks Inc. (together, Nortel), obtained orders from the Canadian Court and the United States Bankruptcy Court for the District of Delaware approving the asset sale agreement (ASA) with Telefonaktiebolaget LM Ericsson (Ericsson) for substantially all of Nortel’s Code Division Multiple Access (CDMA) business and Long Term Evolution (LTE) Access assets for a purchase price of US$1.13 billion. Completion of the sale is subject to regulatory and other customary closing conditions and certain post-closing purchase price adjustments. In connection with the transaction, at least 2,500 Nortel employees supporting the CDMA and LTE Access business are expected to receive offers of employment from Ericsson. Nortel will work diligently with Ericsson to close the sale later this year.

On July 30, 2009, NNC announced that it, NNL and other Canadian subsidiaries that filed for creditor protection under the Companies’ Creditors Arrangement Act have obtained an order from the Canadian Court further extending, to October 30, 2009, the stay of proceedings that was previously granted by the Canadian Court. The purpose of the stay of proceedings is to allow the Nortel companies to continue to advance in discussions with interested parties for the sale of its businesses, continue to assess other restructuring alternatives if it is unable to maximize value through sales and file a plan of arrangement.

As previously announced in its June 19, July 20 and July 25 press releases and related Form 8-K filings, Nortel does not expect that NNC common shareholders and the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will ultimately result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION
By:	/s/ Gordon A. Davies
Gordon A. Davies
Chief Legal Officer and Corporate Secretary

By:	/s/ Anna Ventresca
Anna Ventresca
Assistant Secretary

Dated: August 3, 2009